UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION
STATEMENT UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 2)

Terra Industries Inc.
(Name of Subject Company)

Terra Industries Inc.
(Name of Person Filing Statement)

Common Shares, without par value
(Title of Class of Securities)

880915103
(CUSIP Number of Class of Securities)

John W. Huey, Esq.
Vice President, General Counsel and
Corporate Secretary
Terra Industries Inc.
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102-6000
Telephone: (712) 277-1340
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)
Copies to:

Faiza J. Saeed, Esq.	David C. Karp, Esq.
Thomas E. Dunn, Esq.	Wachtell, Lipton, Rosen & Katz
Cravath, Swaine & Moore LLP	51 West 52nd Street
Worldwide Plaza	New York, New York 10019
825 Eighth Avenue	Telephone: (212) 403-1000
New York, New York 10019
Telephone: (212) 474-1000
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

ITEM 9. EXHIBITS.
SIGNATURE
EXHIBIT INDEX

          This Amendment No. 2 to Schedule 14D-9 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the “Statement”) originally filed by Terra Industries Inc., a Maryland corporation (“Terra”), with the Securities and Exchange Commission on March 12, 2010, relating to the offer by CF Industries Holdings, Inc., a Delaware corporation (“CF”), through its indirect wholly-owned subsidiary, Composite Merger Corporation, a Maryland corporation (“CF Sub”), as disclosed in the Tender Offer Statement on Schedule TO, dated March 5, 2010 (as amended or supplemented from time to time, the “Schedule TO”), to exchange each outstanding common share of Terra, without par value (the “Terra Common Shares”), for (i) $37.15 in cash, less any applicable withholding taxes and without interest, and (ii) 0.0953 of a share of common stock, par value $0.01 per share, of CF (together with the associated preferred stock purchase rights) (the “CF Common Stock”), upon the terms and subject to the conditions set forth in (a) the Preliminary Prospectus/Offer to Exchange, dated March 5, 2010 (as amended or supplemented from time to time, the “Exchange Offer”), and (b) the related Letter of Transmittal (which, together with the Exchange Offer and any amendments or supplements thereto from time to time, constitute the “Offer”). Capitalized terms used but not defined herein have the meanings set forth in the Statement. Except as specifically noted herein, the information set forth in the Statement remains unchanged.
ITEM 9. EXHIBITS.
     Item 9 is hereby amended and supplemented by deleting the existing exhibits (a)(2), (a)(3), (a)(4), (a)(5) and (a)(6) and adding the following exhibits.

Exhibit
Number	Description

(a)(2)	Preliminary Prospectus/Offer to Exchange, dated March 19, 2010, filed as Exhibit (a)(4) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(3)	Form of Letter of Transmittal, filed as Exhibit (a)(1)(A) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(4)	Form of Notice of Guaranteed Delivery, filed as Exhibit (a)(1)(B) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(5)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(C) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(6)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(D) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(9)	Letter to stockholders of Terra Industries Inc., dated March 19, 2010 (incorporated herein by reference to Terra Industries Inc.’s Rule 425 filing on March 19, 2010).

2

SIGNATURE
          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

TERRA INDUSTRIES INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

Dated: March 19, 2010

3

EXHIBIT INDEX

Exhibit
Number	Description

(a)(2)	Preliminary Prospectus/Offer to Exchange, dated March 19, 2010, filed as Exhibit (a)(4) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(3)	Form of Letter of Transmittal, filed as Exhibit (a)(1)(A) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(4)	Form of Notice of Guaranteed Delivery, filed as Exhibit (a)(1)(B) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(5)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(C) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(6)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit (a)(1)(D) to Amendment No. 4 to CF Industries Holdings, Inc.’s Schedule TO filed on March 19, 2010 and incorporated herein by reference.

(a)(9)	Letter to stockholders of Terra Industries Inc., dated March 19, 2010 (incorporated herein by reference to Terra Industries Inc.’s Rule 425 filing on March 19, 2010).

4